Exhibit 99.1

FOR IMMEDIATE RELEASE

Toys “R” Us, Inc. Commences Tender Offer and Consent Solicitation for 8 3/4% Debentures due September 1, 2021

WAYNE, N.J., May 27, 2005—Toys “R” Us, Inc. (NYSE: TOY) announced that it has received written request from Global Toys Acquisition, LLC, the investment group consisting of affiliates of Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. and Vornado Realty Trust (NYSE: VNO), to commence a cash tender offer for any and all of the outstanding $200,000,000 principal amount of 8 3/4% Debentures due September 1, 2021, as well as a related consent solicitation to amend the indenture governing the Debentures. Toys “R” Us commenced the tender offer and consent solicitation today.

The total consideration for each $1,000 principal amount of Debentures tendered on or prior to 5:00 p.m., New York City time, on June 10, 2005, unless extended or earlier terminated (the “Consent Payment Deadline”), and accepted for payment pursuant to the tender offer will be $980.00. The total consideration will be the sum of a purchase price of $950.00 for each $1,000 principal amount of Debentures tendered and accepted for payment pursuant to the tender offer (the “Tender Offer Consideration”) and a consent payment (the “Consent Payment”) of $30.00 for each $1,000 principal amount of Debentures validly tendered prior to the Consent Payment Deadline and accepted for payment. Holders who tender their Debentures must consent to the amendments. Holders whose valid tenders are received after the Consent Payment Deadline, but prior to 5:00 p.m., New York City time, on June 27, 2005 (unless extended or earlier terminated) (the “Expiration Time”), will receive only the Tender Offer Consideration. In either case, holders whose Debentures are purchased will also be paid accrued and unpaid interest on the principal amount of Debentures tendered to, but not including, the settlement date. The settlement date of the offer is expected to be one business day after the Expiration Time or promptly thereafter.

Consummation of the tender offer and consent solicitation, and payment of the Tender Offer Consideration and Consent Payment are subject to the satisfaction or waiver of various conditions. The proposed merger is not conditioned in any way on completion of the tender offer and consent solicitation and the tender offer and consent solicitation are not conditioned in any way on completion of the proposed merger.

The proposed amendments to the indenture governing the Debentures will be set forth in a supplemental indenture and are described in more detail in the Offer to Purchase and Consent Solicitation Statement. The supplemental indenture will not be executed unless and until Toys “R” Us has received consents from holders of a majority in outstanding principal amount of the Debentures, and the amendments will not become operative unless and until Toys “R” Us has accepted for purchase the Debentures pursuant to the tender offer and consent solicitation.

The deadline for withdrawals of Debentures is 11:59 p.m., New York City time, on June 10, 2005, unless extended by the Company in its sole discretion. A holder of Debentures may not revoke its consent without withdrawing its Debentures before the supplemental indenture has been executed.

For the tender offer and consent solicitation, Credit Suisse First Boston will serve as the Dealer Manager and Solicitation Agent and Georgeson Shareholder Communications Inc. will serve as the Information Agent. Requests for information should be directed to Credit Suisse First Boston at 212-325-2130 (call collect) or Georgeson Shareholder Communications Inc. at 800-561-4106 (toll free) and requests for documentation should be directed to Georgeson Shareholder Communications Inc. at 800-561-4106 (toll free) or 212-440-9800 (banks and brokers). The Depositary is The Bank of New York.

THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL OR A SOLICITATION OF CONSENTS WITH RESPECT TO THE DEBENTURES. THE TENDER OFFER AND CONSENT SOLICITATION ARE BEING MADE SOLELY BY THE OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT DATED MAY 27, 2005.

Toys “R” Us, Inc. is one of the leading specialty toy retailers in the world. As of May 21, 2005, it sells merchandise through 1,510 stores, including 680 toy stores in the U.S. and 611 international toy stores, including licensed and franchise stores, as well as through its Internet sites at www.toysrus.com, www.imaginarium.com and www.sportsrus.com. Babies “R” Us, a division of Toys “R” Us, Inc., is the largest baby product specialty store chain in the world and a leader in the juvenile industry, and sells merchandise through 219 stores in the U.S. as well as on the Internet at www.babiesrus.com.

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, our proposed merger and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

CONTACT:

For Dealer Manager:

Credit Suisse First Boston

Eleven Madison Avenue

New York, NY 10010-3629

Call Collect: 212-325-2130

For Information Agent:

Georgeson Shareholder Communications Inc.

800-561-4106 (toll free)

2